EXHIBIT 99.1

Ur-Energy Releases 2024 Q3 Results

Littleton, Colorado (ACCESSWIRE – November 6, 2024) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2024, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedarplus.ca.

Ur-Energy CEO, John Cash said: “The uranium market fundamentals remain strong, and, despite some volatility, we expect to see continued price support based on a slow response by suppliers to growing demand. We estimate this imbalance will take many years to correct and could be exacerbated by geopolitical events.

“Production at Lost Creek continued to increase quarter over quarter. While ramp-up has progressed at a slower rate than anticipated, we continue to work through the remaining challenges to facilitate steady state operations with increased production. Development and construction programs at Shirley Basin continue to advance and we expect to increase our company wide production capacity to 2.2M pounds per year in early 2026 when we anticipate bringing Shirley Basin online.”

Lost Creek Operations

During 2024 Q3 we captured 75,075 pounds, dried and packaged 71,804 pounds and shipped 67,488 pounds U3O8. Although not at previously anticipated rates, these figures represent increases in production numbers compared with the captured and dried figures of earlier quarters.

At quarter end, our in-process inventory was approximately 90,140 pounds, our drummed inventory at Lost Creek was 26,580 pounds, and our finished inventory at the conversion facility was 40,713 pounds U3O8. In addition to the two shipments made to the conversion facility during 2024 Q3, we made two shipments following the end of the quarter, which totaled 46,592 pounds U3O8.

As we continue to work through the challenges of ramp-up at Lost Creek, we now anticipate 2024 production will be in a range between 240,000 and 280,000 pounds U3O8 captured on IX resin.

We expect to satisfy our remaining 2024 contractual commitments to our customers with Lost Creek production and other available sources.

Sales of U3O8 and Sales Agreements

We sold 100,000 pounds U3O8 in 2024 Q3 at an average price of $61.65 per pound for proceeds of $6.2 million.

We continue to anticipate that we will deliver and sell 570,000 pounds U3O8 in 2024. Including the revenue received during the quarter, we expect to realize revenues of $33.1 million from our 2024 U3O8 sales.

We anticipate we will deliver 740,000 pounds U3O8 into three of our term sales agreements in 2025.

Financial Results

As of September 30, 2024, we had cash resources of $129.4 million, which was an increase of $61.2 million from the $68.2 million balance on December 31, 2023. During the nine months ended September 30, 2024, we spent $32.5 million on operating activities, used $5.7 million on investing activities, and generated $99.3 million from financing activities.

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U3O8 Sales by Product, U3O8 Product Cost, and U3O8 Product Profit 1

The following table provides information on our U3O8 sales, product costs, and product profit.

	Unit	2023 Q4	2024 Q1	2024 Q2	2024 Q3	2024 YTD

U3O8 Pounds Sold
Produced	lb	90,000	-	75,000	100,000	175,000
Purchased	lb	-	-	-	-	-
	lb	90,000	-	75,000	100,000	175,000

U3O8 Sales
Produced	$000	5,441	-	4,624	6,165	10,789
Purchased	$000	-	-	-	-	-
	$000	5,441	-	4,624	6,165	10,789

U3O8 Price per Pounds Sold
Produced	$/lb	60.44	-	61.65	61.65	61.65
Purchased	$/lb	-	-	-	-	-
	$/lb	60.44	-	61.65	61.65	61.65

U3O8 Product Cost
Ad valorem and severance taxes	$000	53	-	42	81	123
Cash costs	$000	1,674	-	2,336	3,798	6,134
Non-cash costs	$000	797	-	749	1,012	1,761
Produced	$000	2,524	-	3,127	4,891	8,018
Purchased	$000	-	-
	$000	2,524	-	3,127	4,891	8,018

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	0.59	-	0.56	0.81	0.70
Cash costs	$/lb	18.60	-	31.15	37.98	35.05
Non-cash costs	$/lb	8.85	-	9.98	10.12	10.07
Produced	$/lb	28.04	-	41.69	48.91	45.82
Purchased	$/lb	-	-	-	-	-
	$/lb	28.04	-	41.69	48.91	45.82

U3O8 Product Profit
Produced	$000	2,917	-	1,497	1,274	2,771
Purchased	$000	-	-	-	-	-
	$000	2,917	-	1,497	1,274	2,771

U3O8 Product Profit per Pound Sold
Produced	$/lb	32.40	-	19.96	12.74	15.83
Purchased	$/lb	-	-	-	-	-
	$/lb	32.40	-	19.96	12.74	15.83

U3O8 Product Profit Margin
Produced	%	53.6%	0.0%	32.4%	20.7%	25.7%
Purchased	%	0.0%	0.0%	0.0%	0.0%	0.0%
	%	53.6%	0.0%	32.4%	20.7%	25.7%

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The U3O8 and cost per pound measures included in the above table do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

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We sold 175,000 pounds of U3O8 in the nine months ended September 30, 2024 at an average price per pound sold of $61.65.  In the nine months ended September 30, 2023, we sold 190,000 pounds at an average price per pound sold of $62.56.

Our total sales in 2024 are projected at 570,000 pounds of U3O8 at an average price per pound sold of $58.15 and we expect to realize revenues of $33.1 million. The deliveries are under contracts negotiated in 2022, when the long-term price was between $43 and $52 per pound.

U3O8 Production and Ending Inventory

The following table provides information on our production and ending inventory of U3O8 pounds.

	Unit	2023 Q4	2024 Q1	2024 Q2	2024 Q3	2024 YTD

U3O8 Production

Pounds captured	lb	68,448	38,221	70,679	75,075	183,975
Pounds drummed	lb	6,519	39,229	64,170	71,804	175,203
Pounds shipped	lb	-	35,445	70,390	67,488	173,323

U3O8 Ending Inventory

Pounds
In-process inventory	lb	82,033	80,465	86,204	90,140
Plant inventory	lb	22,278	26,062	21,570	26,580
Conversion inventory - produced	lb	43,790	79,235	74,625	40,713
	lb	148,101	185,762	182,399	157,433

Value
In-process inventory	$000	-	-	447	427
Plant inventory	$000	1,343	1,593	1,072	1,499
Conversion inventory - produced	$000	1,228	3,105	3,555	2,320
	$000	2,571	4,698	5,074	4,246

Cost per Pound
In-process inventory	$/lb	-	-	5.19	4.74
Plant inventory	$/lb	60.28	61.12	49.70	56.40
Conversion inventory - produced	$/lb	28.04	39.19	47.64	56.98

Produced conversion inventory detail
Ad valorem and severance tax	$/lb	0.59	0.53	0.67	1.63
Cash cost	$/lb	18.60	28.47	36.77	45.26
Non-cash cost	$/lb	8.85	10.19	10.20	10.09
	$/lb	28.04	39.19	47.64	56.98

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2024 Continuing Guidance

With eight operational Header Houses (HHs) in MU2, we continue our ramp up toward target production levels and steady state operations at Lost Creek. To facilitate ongoing increases in production levels, we anticipate increasing our drill rig count through the end of the year to approximately 20 rigs. Fabrication of HHs 2-13 through 2-15 is in progress in our Casper construction shop and onsite construction related to these next header houses continues to advance. HH 2-15 is a newly planned production area for which we are advancing development and construction. We are also drilling in MU1 for the next phase of its production.

Because of continuing challenges of ramp-up at Lost Creek, we now anticipate 2024 production will be in a range between 240,000 and 280,000 pounds U3O8 captured on IX resin.

We have commitments under contracts negotiated in 2022, when the long-term price was between $43 and $52 per pound, for deliveries of 570,000 pounds U3O8 in 2024 and expect to realize revenues of $33.1 million. We anticipate making our remaining deliveries of 395,000 pounds U3O8 during Q4 with Lost Creek production and other available alternatives.

During the quarter, uranium spot prices softened to an average of approximately $82 per pound U3O8. However, average term pricing, which has increased steadily for several years now, reached approximately $81 per pound U3O8 during the quarter.

Term pricing has been supported by continued requests for proposals (“RFPs”) in the market from utilities and other global fuel buyers. We have responded to the RFPs with prices commensurate with rising market conditions including increased demand for domestically produced uranium. Our contract book now includes agreements with six leading nuclear fuel purchasers, with commitments of approximately 5.7 million pounds U3O8 with deliveries occurring in 2024 through 2030. Sales prices are anticipated to be profitable on an all-in production cost basis and escalate annually from initial pricing, including some market-based pricing features.

We are progressing the buildout of a satellite facility at our wholly owned, fully permitted and licensed Shirley Basin Project in Carbon County, Wyoming. The buildout will nearly double our annual permitted mine production to 2.2 million pounds U3O8.

At October 30, 2024, our unrestricted cash position was $110.3 million. With this strong treasury, we are well funded for continuing construction at Shirley Basin.

Installation of the monitor wells for the first mine unit at Shirley Basin is complete. We have commenced the pump test program, which remains on schedule to be completed this year. Road construction is complete and the refurbishment of existing and installation of new electric infrastructure are all advancing. Renovation of existing buildings has begun. Major construction activities at Shirley Basin are expected to begin in 2025 and initial production is expected to commence in early 2026.

We are pleased to be one of the few publicly traded companies that is commercially recovering uranium and working to expand our production capacity to sell into a sustained stronger uranium market. We will continue to closely monitor the uranium markets, and other developments, which may affect the uranium production industry and provide the opportunity to put in place additional off-take sales contracts.

As always, we will focus on maintaining safe and compliant operations.

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About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.7 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is advancing Shirley Basin construction and development following the March 2024 ‘go’ decision for the mine. We await the remaining regulatory authorization for the expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

+1 720-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain operations at Lost Creek in a safe and compliant fashion; ability and timing to overcome production challenges to increase production levels and meet our production projections; whether we are able to remain ahead of supply chain challenges in our procurement of equipment and supplies for both Lost Creek and Shirley Basin; our ability to timely deliver into our sales contracts with Lost Creek production and other available sources; the ability to advance development and construction priorities at Lost Creek and Shirley Basin including further recruitment and retention of employees; the ability to complete build out of Shirley Basin as currently projected and budgeted; whether market fundamentals will remain strong and whether the imbalance being created in supply demand may take years to correct and the effects of geopolitical events; and whether we are able to complete additional favorable uranium sales agreements) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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